Exhibit 99.3


                      Kerr-McGee Announces Intent to Exit Coal Business

        OKLAHOMA CITY (Jan. 27, 1998) -- Kerr-McGee Corp. (NYSE: KMG) announced today that its board of directors has authorized management to exit its coal business, which is conducted through Kerr-McGee Coal Corp., a wholly owned subsidiary. This decision is part of Kerr-McGee's ongoing strategic program to concentrate on its oil and gas exploration and production business and its principal chemical business, titanium dioxide pigments.
        "While coal has been a strong performer for us over the years, we believe that the strategic decision to concentrate on our oil and gas exploration and production business and principal chemical business, titanium dioxide pigments, will create the greatest long-term value for our shareholders," said Luke R. Corbett, Kerr-McGee chairman and chief executive officer. "Our coal assets will be very attractive to an owner that is in a position to commit necessary resources to continue to develop the business. Kerr-McGee grew its coal business internally, and I want to thank each and every employee of Kerr-McGee Coal for their part in making it such a success."
        Kerr-McGee Coal is the seventh-largest U.S. coal producer, operating two high-quality mines located in the Powder River and Illinois basins. The Jacobs Ranch surface mine in Wyoming is one of the nation's largest, with 1997 production of 27 million tons of low-sulfur coal. The mine's production capacity increased in 1997 to 39 million tons annually. Kerr-McGee has nominated the Thundercloud tract, with more than 400 million tons of reserves adjacent to Jacobs Ranch, for leasing from the U.S. Bureau of Land Management through a bidding process in June 1998. The Galatia Mine in Illinois produces high-Btu coal, with sulfur content among the lowest in the Illinois Basin. It is one of the country's premier underground mines and, with 6.6 million tons of annual production capacity, the largest in the Midwest.
        In 1996 and 1997, Kerr-McGee Coal Corp. had sales of $365 million and $323 million, respectively, and operating profit of $75 million and $44 million, respectively. The 1997 decline was attributable primarily to an interruption of operations at the Galatia Mine as well as the disruption of Powder River Basin operations occasioned by transportation problems. In 1998, sales and operating profits are expected to return to the levels achieved in 1996.
        Kerr-McGee has retained Lazard Freres & Co. LLC as its financial advisor in connection with its coal business.

        (Forward-looking statements in this news release depend on certain events, risks and uncertainties that may be outside the company's control, such as the geology of its coal mines, general economic conditions, and other risks discussed in the company's Form 10-K and Form 10-Q filed with the SEC. Actual results and developments may differ from those expressed or implied in this news release.)

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Contact:     Rick Buterbaugh
             270-3561


98-05